Filed Pursuant to Rule 424(b)(3) Registration No. 333-114054
PROSPECTUS SUPPLEMENT NO. 1, dated July 19, 2004 TO PROSPECTUS dated March 3, 2004

$150,000,000

1.75% Contingent Convertible Senior Subordinated Notes Due 2024
and
Common Stock Issuable Upon Conversion of the Notes

FIRST HORIZON PHARMACEUTICAL CORPORATION

        This document supplements our prospectus dated March 3, 2004 (the "Prospectus") relating to the $150,000,000 aggregate principal amount of our 1.75% Contingent Convertible Senior Subordinated Notes due 2024 (the "Notes") and the common stock issuable upon conversion of the Notes. You should read this prospectus supplement in conjunction with the accompanying Prospectus, which is delivered by selling securityholders to prospective purchasers along with this prospectus supplement and any other prospectus supplements.

        The information in the following table supplements the information under the caption "Selling Securityholders" in the Prospectus by incorporating the following information contained in this Prospectus Supplement No. 1 and adding such information to the list of registered securityholders in the "Selling Securityholders" section of the Prospectus.

Name	Aggregate Principal Amount of Notes that May be Sold	Percentage of Notes Outstanding	Common Stock Registered Hereby
CALAMOS® Growth & Income Fund—CALAMOS® Investment Trust(1)	16,000,000	10.67%	722,347
CALAMOS® Growth & Income Portfolio—CALAMOS® Advisors Trust(2)	110,000.07%		4,966
Genesee County Employees' Retirement System	185,000.12%		8,352
Munson Medical Center Retirement Plan	90,000.06%		4,063
Munson2 Healthcare Board Designated Operating Fund	75,000.05%		3,386
North Slope Borough	230,000.15%		10,383
Oakwood Assurance Company	57,000.04%		2,573
Oakwood Healthcare Inc.—OHP	11,000.007%		496
Oakwood Healthcare (Pension)	185,000.12%		8,352
Oakwood Healthcare Endowment	10,000.007%		451
Oakwood Healthcare Inc. Funded Depreciation	100,000.07%		4,514
Polaris Vega Fund L.P.	2,900,000	1.93%	130,925
Sunrise Partners Limited Partnership	6,600,000	4.40%	297,968
Mohican VCA Master Fund, Ltd.	1,200,000.80%		54,176
Ritchie Convertible Arbitrage Trading	800,000.53%		36,117
Radcliffe SPC, Ltd. for and on behalf of the Class A Convertible Crossover Segregated Portfolio	13,000,000	8.67%	586,907
SG Americas Securities, LLC	2,000,000	1.33%	90,293
Whitebox Diversified Convertible Arbitrage Partners LP	1,500,000	1.00%	67,720
DBAG London	14,500,000	9.67%	654,627
DKR SoundShore Opportunity Holding Fund Ltd.(3)	2,500,000	1.67%	112,866
Total	62,053,000	41.36%	2,801,482

(1)
Aggregate principal amount of Notes, revising the amount previously identified in the Prospectus.

(2)
Aggregate principal amount of Notes, revising the amount previously identified in the Prospectus.

(3)
Aggregate principal amount of Notes, revising the amount previously identified in the Prospectus.

        Investing in the Notes and the common stock issuable upon their conversion involves certain risks. See "Risk Factors" beginning on page 8 of the Prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or the common stock available upon conversion of the Notes or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

        The date of this prospectus supplement is July 19, 2004.